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                                                                  Exhibit 23.2


                     CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in this registration statement on Form S-1 of our reports dated March 7, 1997, except for Note 9 as to which the date is May 27, 1997, and Note 21 as to which the date is June 23, 1997, on our audit of the financial statements and financial statement schedule of Centennial HealthCare Corporation and Subsidiaries as of December 31, 1995 and 1996 and for the seven months ended December 31, 1995 and for each of the two years in the period ended December 31, 1996.

We also consent to the references to our firm under the captions "Experts" and "Selected Consolidated Financial Data" in the Prospectus.

Atlanta, Georgia
June 30, 1997


                                       /s/ COOPERS & LYBRAND L.L.P.